Exhibit 99

TITAN ANNOUNCES CLOSING OF SENIOR UNSECURED NOTES

QUINCY, Ill. - December 28, 2006 - Titan International, Inc. today announced that it has closed its offering of $200 million U.S. dollars aggregate principal amount of five-year senior unsecured notes. The notes are senior unsecured obligations of the company. The $200 million of five-year senior unsecured notes were sold at par and will bear interest at a rate of 8 percent per annum.
Titan intends to use the net proceeds from this offering to repay outstanding existing debt, excluding the 5.25 percent senior unsecured convertible notes. The company will use the remaining cash for general corporate purposes.
The notes are being offered in a private placement under Rule 144A, have not been registered under the Securities Act of 1933, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.
This news release shall not constitute an offer to sell or the solicitation of an offer to buy any securities.
Titan International, Inc. (NYSE: TWI), a holding company, owns subsidiaries that supply wheels, tires and assemblies for off-highway equipment used in agricultural, earthmoving/construction and consumer (including all terrain vehicles and trailers) applications.

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